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                                                                                                            Exhibit 12 to
                                                                                                       Form 10-K for 2001


                                                   Broadwing Inc.
                              Computation of Ratio of Earnings to Combined Fixed Charges
                                              and Preferred Dividends
                                               (millions of dollars)


                                                                 2001        2000        1999         1998        1997
                                                           --------------------------------------------------------------
Pre-tax income from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries or income or loss
  from equity investees                                         $(127.2)    $(306.1)     $146.1       $186.8      $201.7
                                                           --------------------------------------------------------------

Fixed Charges:
  Interest expense, etc.                                          191.7       188.3        65.5         24.2        30.1
  Appropriate portion of rentals                                   13.9        10.7         7.7          3.9         3.9
  Preferred stock dividends of majority
    subsidiaries                                                   27.7        28.3         4.0            -           -
                                                           --------------------------------------------------------------
   Total Fixed Charges                                            233.3       227.3        77.2         28.1        34.0
                                                           --------------------------------------------------------------

Pre-tax income (loss) from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries or income or loss
  from equity investees plus fixed charges                      $ 106.1     $ (78.8)     $223.3       $214.9      $235.7
                                                           ==============================================================

Preferred dividend requirements                                 $  10.4     $   8.1      $  2.1       $    -      $    -

Total Fixed Charges                                               233.3       227.3        77.2         28.1        34.0
                                                           --------------------------------------------------------------

Total Fixed Charges and preferred dividends                     $ 243.7     $ 235.4      $ 79.3       $ 28.1      $ 34.0
                                                           ==============================================================

Ratio of earnings to combined fixed charges
  and preferred dividends                                          (0.5)       (1.3)        1.8          6.6         5.9
                                                           ==============================================================

 Coverage Deficiency                                            $ 370.9     $ 541.5

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